EXHIBIT 99.1
Gladstone Land Announces
Third Quarter 2026 Results
Please note that the limited information that follows in this press release is a summary and is not adequate for making an informed investment decision.
McLean, VA, November 10, 2026: Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today reported financial results for the third quarter ended September 30, 2026. A description of funds from operations (“FFO”), core FFO (“CFFO”), and adjusted FFO (“AFFO”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, appear at the end of this press release. All per-share references are to fully-diluted, weighted-average shares of common stock, unless noted otherwise.  For further detail, please refer to the Quarterly Report on Form 10-Q (the “Form 10-Q”), which is available on the Investors section of the Company’s website at www.GladstoneLand.com.
Third Quarter 2026 Highlights:
•Timing Shift in Earnings Recognition: For the 2026 crop year, three of our farms remain under modified lease agreements that include reduced or eliminated fixed base rent and, in some cases, cash lease incentives to tenants in exchange for significantly higher participation rent components. We also continue to operate two properties (consisting of four farms) under management agreements with third-party operators. Collectively, we refer to these properties as our “Repositioned Farms,” reflecting a temporary shift toward greater participation-based revenues. These arrangements increase our reliance on participation rents and crop sales, which are generally recognized once crop results are known, typically in the second half of each calendar year. Consequently, consistent with 2025, we expect to recognize a substantial majority of our 2026 revenue and earnings during the second half of the year, as reflected in our third quarter results.
•Crop Pricing Update: During the third quarter, our primary processor announced an initial base price of $2.50 per pound for split in-shell pistachios for the 2026 crop, representing a 67% increase over the initial 2025 crop base price. The same processor also announced the minimum grower-partner bonus payment for the 2025 crop earlier than usual, bringing the total price to $2.90 per split in-shell pound, representing a 21% increase over the final 2024 crop price. With the significantly lower yields on the 2026 pistachio crop, we currently expect pricing to remain strong in the near term.
•Portfolio Activity:
◦Lease Activity: Executed nine amended or new lease agreements expected to result in an aggregate increase in annual net operating income of approximately $241,000.
◦Property Sale: Sold two farms in Florida totaling 617 gross acres for approximately $3.2 million, resulting in an aggregate net loss of approximately $169,000.
◦Participation Rents: Recorded approximately $16.8 million of participation rent revenue, compared to approximately $5.4 million in the prior-year quarter, primarily attributable to the early recognition of the bonus payment for the 2025 pistachio crop, as well as continued strong pricing for almonds and pistachios.
◦Crop Sales: Recorded net profit from crop sales on direct-operated farms of approximately $2.9 million, also driven by these same factors.
◦Impairment: Recorded a non-cash impairment charge of approximately $2.2 million related to four farms in Arizona and one farm in Washington.
•Debt Activity—Loan Repayments: Repaid approximately $5.2 million of loans that bore an effective interest rate (net of interest patronage) of 3.47%.
•Equity Activity:
◦Common Stock—ATM Program: Issued and sold 156,273 shares of our common stock for net proceeds of approximately $1.5 million under our “at-the-market” sales program (the “ATM Program”).

◦Repurchase Program: Repurchased a total of 456,823 shares of our 6.00% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) and our 6.00% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) at an average repurchase price of $20.80 per share, resulting in a total gain on repurchase of approximately $784,000.
•Paid Distributions: Paid monthly cash distributions totaling $0.1401 per share of common stock during the quarter ended September 30, 2026.
Third Quarter 2026 Results:
Net income for the quarter was approximately $11.0 million, compared to approximately $2.1 million in the prior-year quarter. Net income attributable to common stockholders during the quarter was approximately $6.1 million, or $0.14 per share, compared to a net loss attributable to common stockholders of approximately $3.9 million, or $0.11 per share, in the prior-year quarter. AFFO for the quarter was approximately $15.1 million, or $0.35 per share, compared to approximately $1.4 million, or $0.04 per share, in the prior-year quarter. Common stock dividends declared were approximately $0.14 per share for both periods.
Total cash lease revenues increased by approximately $11.0 million, primarily due to an $11.4 million increase in participation rents reflecting the recognition of a grower-partner bonus associated with the 2025 pistachio crop, along with higher prices for both pistachios and almonds during the 2025-2026 marketing period. This increase was partially offset by a decrease in fixed base cash rents of approximately $433,000, primarily due to lower rental revenue from vacant and non-accrual properties, as well as properties sold over the past year.
Direct farming operations generated a net profit of approximately $2.9 million during the quarter, driven by these same factors.
Aggregate net related-party fees remained relatively flat during the current quarter. Excluding related-party fees, recurring cash operating expenses increased by approximately $1.2 million. Property operating expenses increased by approximately $1.1 million, primarily due to supplemental water costs incurred on one property pursuant to our lease obligations, higher legal expenses incurred to protect water rights on certain California farms, and additional costs associated with properties that were vacant, direct-operated, or on non-accrual status. General and administrative expenses increased slightly due to higher professional fees. Interest expense decreased primarily due to the redemption of our 5.00% Series D Cumulative Term Preferred Stock on January 30, 2026.
Cash flows from operations for the current quarter improved by approximately $6.4 million compared to the prior-year quarter, primarily due to higher cash receipts from participation rents and crop sales, a decrease in cash allowances paid to certain tenants, and lower interest payments.
Subsequent to September 30, 2026:
•Portfolio Activity:
◦Property Acquisition: Acquired one 180-acre farm in Washington as partial satisfaction of outstanding obligations owed to us by a tenant in default pursuant to a forbearance agreement. The farm had an estimated fair value of approximately $2.8 million.
◦Solar Option Agreements: Entered into two agreements granting a third-party solar company options to purchase up to 5,638 acres of farmland in California for potential solar energy development. The agreements have terms of five and six years, respectively, and provide for aggregate annual option payments beginning at approximately $331,000 in the first year and increasing thereafter, provided the options remain in place.
•Equity Activity:
◦Repurchase Program: Repurchased a total of 182,872 shares of our Series B Preferred Stock and Series C Preferred Stock at an average repurchase price of $19.64 per share, resulting in a total gain on repurchase of approximately $519,000.
•Fourth Quarter Distributions: Declared monthly cash distributions of $0.0467 per share of common stock for each of October, November, and December, totaling $0.1401 per share of common stock for the quarter.

Comments from David Gladstone, President and CEO of Gladstone Land:  “With the announcement of the bonus on the 2025 pistachio crop, the financial cycle for the 2025 crop, the first year in which we oversaw growing operations on certain of our farms, is nearing completion, with results exceeding our internal expectations. Looking ahead, the 2026 pistachio crop was already expected to be an “off” year due to the crop's alternate-bearing nature, and yields were further impacted by a March heat event in California that affected pollination across the state, resulting in significantly lower yields. However, pricing remains strong, which should help partially offset the impact of lower yields, and we expect constrained supply to continue to support pricing in the near term. Given the uncertainty around the 2026 crop results, which will impact our 2027 earnings, our Adviser decided to voluntarily waive the incentive fee earned in this third quarter, as we remain committed to preserving the dividend for our shareholders during this period of uncertainty. Almond prices also continue to strengthen, with current market prices generally 18% to 25% higher than this time last year. Overall, we remain encouraged by market conditions for pistachios and almonds, the two primary crops grown on our Repositioned Farms. We view these lease modifications as temporary and continue to target a return to more traditional lease structures that include fixed base rents. In the meantime, we remain focused on enhancing the long-term viability of our farms by pursuing opportunities to acquire additional water resources at attractive prices, further strengthening water security for our farms and growers.”

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	9/30/2026	9/30/2025	($ / #)	(%)
Operating Data:
Total operating revenues	$31,471	$17,785	$13,686	77.0%
Total operating expenses	(15,231)	(13,292)	(1,939)	14.6%
Other expense, net	(5,215)	(2,406)	(2,809)	116.7%
Net income	$11,025	$2,087	$8,938	428.3%
Less: Aggregate dividends declared on and gains on or charges related to extinguishment of cumulative redeemable preferred stock, net(1)	(4,910)	(6,002)	1,092	(18.2)%
Net income (loss) attributable to common stockholders	6,115	(3,915)	10,030	(256.2)%
Plus: Real estate and intangible depreciation and amortization	7,369	8,395	(1,026)	(12.2)%
Plus (less): Losses (gains) on dispositions of real estate assets, net	185	(3,062)	3,247	(106.0)%
Plus: Impairment charges	2,193	316	1,877	594.0%
Adjustments for unconsolidated entities(2)	10	10	—	—%
FFO available to common stockholders	15,872	1,744	14,128	810.1%
Plus: Acquisition- and disposition-related expenses, net	5	2	3	150.0%
Plus: Other nonrecurring charges, net(3)	3	—	3	—%
CFFO available to common stockholders	15,880	1,746	14,134	809.5%
Net adjustment for normalized cash rents(4)	(301)	(442)	141	(31.9)%
Plus: Amortization of debt issuance costs	184	220	(36)	(16.4)%
Less: Other non-cash receipts, net(5)	(695)	(114)	(581)	509.6%
AFFO available to common stockholders	$15,068	$1,410	$13,658	968.7%

Share and Per-Share Data:
Weighted-average shares of common stock outstanding, fully diluted	43,174,454	36,190,889	6,983,565	19.3%

Diluted income (loss) per weighted-average common share	$0.142	$(0.108)	$0.250	(230.9)%
Diluted FFO per weighted-average common share	$0.368	$0.048	$0.319	662.9%
Diluted CFFO per weighted-average common share	$0.368	$0.048	$0.320	662.4%
Diluted AFFO per weighted-average common share	$0.349	$0.039	$0.310	795.8%
Cash distributions declared per common share	$0.140	$0.140	$0.000	—%

Balance Sheet Data:
Net investments in real estate and related assets, at cost(6)	$1,115,387	$1,169,264	$(53,877)	(4.6)%
Total assets	$1,181,716	$1,225,778	$(44,062)	(3.6)%
Total indebtedness(7)	$492,695	$542,779	$(50,084)	(9.2)%
Total equity	$665,037	$661,794	$3,243	0.5%
Total common shares outstanding (fully diluted)	43,292,846	36,307,401	6,985,445	19.2%

Other Data:
Cash flows from operations	$(5,616)	$(12,036)	$6,420	(53.3)%
Farms owned	142	148	(6)	(4.1)%
Acres owned	98,065	100,323	(2,258)	(2.3)%
Occupancy rate(8)	97.7%	95.7%	2.0%	2.1%
Acre-feet of water assets owned	55,657	55,532	125	0.2%
(1)Includes cash dividends paid on our cumulative redeemable preferred stock and the net gain (loss) recognized as a result of shares of cumulative redeemable preferred stock that were redeemed.
(2)Represents our pro-rata share of depreciation expense recorded in unconsolidated entities.
(3)Consists primarily of the write-off of certain unallocated costs related to the Series E Offering, which expired on December 31, 2025.

(4)This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and certain non-cash lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.
(5)Consists of (i) the net (gain) loss recognized as a result of shares of cumulative redeemable preferred stock that were redeemed, which were non-cash (gains) charges, (ii) our remaining pro-rata share of (income) loss recorded from investments in unconsolidated entities, and (iii) (less) plus net non-cash (income) expense recorded as a result of additional water assets (received) used in certain transactions.
(6)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, including investments in water assets, and adjusted for accumulated depreciation and amortization and impairment charges, if any.
(7)Consists of the principal balances outstanding on all indebtedness, including our lines of credit, notes and bonds payable, and, as of the three months ended September 30, 2025, only, our Series D Term Preferred Stock, which was redeemed in full on January 30, 2026.
(8)Based on farmable acreage; includes direct-operated farms.
Conference Call for Stockholders:  The Company will hold a conference call on Wednesday, November 11, 2026, at 8:30 a.m. (Eastern Time) to discuss its earnings results.  Please call (877) 407-9046 to join the conference call.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available after the call and will be accessible through November 18, 2026.  To hear the replay, please dial (877) 660-6853, and use playback conference number 13762362.  The live audio broadcast of the Company’s conference call will also be available online on the Investors section of the Company’s website, www.GladstoneLand.com.
About Gladstone Land Corporation:
Founded in 1997, Gladstone Land is a publicly traded real estate investment trust that owns farmland and farm-related properties located in major agricultural markets in the U.S.  The Company currently owns 143 farms, consisting of approximately 98,000 acres in 14 different states and nearly 56,000 acre-feet (or over 18.1 billion gallons) of water assets in California. Gladstone Land's farms are predominantly located in regions where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, blueberries, figs, olives, pistachios, and wine grapes, which are generally planted every 20-plus years and harvested annually. Gladstone Land pays monthly distributions to its stockholders and has paid 165 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The current per-share distribution on its common stock is $0.0467 per month, or $0.5604 per year.  Additional information, including detailed information about each of the Company's farms, can be found at www.GladstoneLand.com.
Owners or brokers who have farmland for sale in the U.S. or those looking to buy farms should contact:
•Western U.S. – Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com;
•Midwestern U.S. and Mid-Atlantic U.S. – Joey Van Wingerden at (703) 287-5914 or Joe.V@GladstoneLand.com; or
•Southeastern U.S. – Brett Smith at (904) 687-5284 or Brett.S@GladstoneLand.com.
Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@Gladstone.com.
For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.
Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other

REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition- and disposition-related expenses, the net incremental impact of operations conducted through our taxable REIT subsidiary, income tax provisions, and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Form 10-Q, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into or against rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Form 10-Q, filed today with the SEC.
A reconciliation of FFO (as defined by NAREIT), CFFO, and AFFO (each as defined above) to net income (loss), which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income (loss), FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly Summary Information table above. The Company’s presentation of FFO, CFFO, or AFFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including, but not limited to, the Company's ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in NAV per share, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to procure financing for investments, downturns in the current economic environment, the performance of its tenants, the impact of competition on its efforts to renew existing leases or re-lease real property, and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" within the Company's Form 10-K for the fiscal year ended December 31, 2025, as amended, as filed with the SEC on April 7, 2026, and certain other documents filed with the SEC from time to time. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Gladstone Land Corporation, (703) 287-5893